Exhibit 2

AMENDED AND RESTATED

PLAN OF CONVERSION

OF

HOME SAVINGS BANK

TABLE OF CONTENTS

1.	INTRODUCTION	1
2.	DEFINITIONS	1
3.	PROCEDURES FOR CONVERSION	6
4.	APPLICATIONS AND APPROVALS	8
5.	SALE OF SUBSCRIPTION SHARES	8
6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	9
7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY	9
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	10
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)	10
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	11
11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)	11
12.	COMMUNITY OFFERING	12
13.	SYNDICATED COMMUNITY OFFERING AND/OR FIRM COMMITMENT UNDERWRITTEN OFFERING	12
14.	LIMITATIONS ON PURCHASES	13
15.	PAYMENT FOR SUBSCRIPTION SHARES	15
16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	15
17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	17
18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	17
19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT	17
20.	VOTING RIGHTS OF STOCKHOLDERS	18
21.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION	19
22.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	19
23.	TRANSFER OF DEPOSIT ACCOUNTS	20
24.	REGISTRATION AND MARKETING	20
25.	TAX RULINGS OR OPINIONS	20
26.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	20
27.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY	21
28.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK	22
29.	ARTICLES OF INCORPORATION AND BYLAWS	22
30.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	22
31.	EXPENSES OF CONVERSION	22
32.	AMENDMENT OR TERMINATION OF PLAN	23
33.	CONDITIONS TO CONVERSION	23
34.	INTERPRETATION	23

(i)

PLAN OF CONVERSION OF

HOME SAVINGS BANK

1.	INTRODUCTION

This Plan of Conversion (the “Plan”) provides for the conversion of Home Savings Bank, a Wisconsin-chartered mutual savings bank headquartered in Madison, Wisconsin (the “Bank”), into the capital stock form of organization. A new stock holding company (the “Holding Company”) will be established as part of the Conversion and will issue Common Stock in connection with the Conversion. The purpose of the Conversion is to convert the Bank to the capital stock form of organization and to raise capital in the Offering. The Holding Company will offer its Common Stock in the Offering upon the terms and conditions set forth herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Common Stock in the Community Offering, the Syndicated Community Offering or the Firm Commitment Underwritten Offering will be at the sole discretion of the Board of Directors of the Bank and the Holding Company. The Conversion will have no impact on depositors, borrowers or other customers of the Bank (other than voting and liquidation rights as set forth herein). After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the fullest extent provided by applicable law.

This Plan has been approved by the Board of Directors of the Bank. This Plan also must be approved by a majority of the total number of votes entitled to be cast by Voting Members of the Bank at a Special Meeting of Members to be called for that purpose. The WDFI and the FDIC must approve this Plan and the transactions contemplated hereby before it is presented to Voting Members for their approval. In addition, the Holding Company will make any and all filings in a timely manner with the Federal Reserve and the SEC to obtain any requisite regulatory approvals to complete the Conversion.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following respective meanings:

Acting in Concert – The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company (“other party”) shall also be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. No Officer or Director of the Bank or the holding Company shall be considered acting in concert with another Officer or Director of the Bank or the Holding Company merely by reason of holding those positions.

Affiliate – The term affiliate, when applied to a specified Person, includes any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

Appraised Value Range – The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of Subscription Shares to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range. The maximum of the Appraisal Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market or financial conditions or demand for the Common Stock.

Associate – The term Associate when used to indicate a relationship between Persons, means: (i) any corporation or organization other than the Bank or a majority-owned subsidiary of the Bank of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which the Person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity, except that, for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares following the Conversion, the limit on the amount of Common Stock that can be purchased by Officers and Directors and restrictions on the purchase of Common Stock following the Conversion, a Person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan; and (iii) any Person who is related by blood or marriage to such Person who is a natural person and who (A) has the same legal residence as or shares living quarters with the Person or (B) is a Director or Officer of the Bank, the Holding Company or a subsidiary of the Bank or the Holding Company.

Bank – Home Savings Bank, Madison, Wisconsin.

Bank Regulators – the WDFI, the FDIC and, where applicable, the Federal Reserve.

Code – The Internal Revenue Code of 1986, as amended.

Common Stock – The common stock, par value $0.01 per share, of the Holding Company.

Community – Dane County, Wisconsin.

Community Offering – The offering for sale to certain members of the general public directly by the Holding Company of Subscription Shares not subscribed for in the Subscription Offering. The Community Offering may occur concurrently with the Subscription Offering and any Syndicated Community Offering, or upon conclusion of the Subscription Offering.

Control – (including the terms “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of a person, through ownership of voting securities, by contract or otherwise.

Conversion – The conversion of the Bank to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering.

Conversion Applications – The applications and/or notices to be filed with the WDFI and the FDIC in connection with the Conversion.

Deposit Account – Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

Deposit Account Holder – Means a Person who holds a Deposit Account in the Bank and includes an Eligible Account Holder and a Supplemental Eligible Account Holder.

Director – A member of the Board of Directors of the Bank or the Holding Company, as appropriate in the context.

Eligible Account Holder – Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligibility Record Date – The date for determining Eligible Account Holders of the Bank, which is September 30, 2011.

Employees – All Persons who are employed by the Bank or the Holding Company.

Employee Plans – Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP and 401(k) Plan.

ESOP – The Bank’s Employee Stock Ownership Plan and related trust.

FDIC – The Federal Deposit Insurance Corporation.

Federal Reserve – The Board of Governors of the Federal Reserve System.

Firm Commitment Underwritten Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and any Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and the Community Offering as an alternative to a Syndicated Community Offering.

Holding Company – the corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion, which shall be incorporated in the State of Maryland or such other state as shall be designated by the Board of Directors. Shares of Common Stock of the Holding Company will be issued in the Conversion to Participants, and possibly others, in the Offering.

Holding Company Application – The Holding Company Application on such form as may be prescribed by the Federal Reserve, that will be filed with the Federal Reserve in connection with the Conversion and the formation of the Holding Company.

Independent Appraiser – The appraiser retained by the Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Subscription Shares.

Liquidation Account – The interest in the Bank received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in the Bank in connection with the Conversion.

Member – A holder of a Deposit Account in the Bank.

Offering – The offering and issuance, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering, Syndicated Community Offering or Firm Commitment Underwritten Offering, as the case may be.

Offering Range – The range of the number of shares of Common Stock offered for sale in the Offering. The Offering Range shall be equal to the Appraised Value Range divided by the Subscription Price.

Officer – The term Officer means the Bank’s chairperson of the board of directors, president, vice presidents, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and any other person performing similar functions with respect to the Bank.

Order Form – Any form (together with any cover letter and acknowledgment) sent to any Participant or other Person containing, among other things, a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Member – Any Member on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

Participant – Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Member.

Person – An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan – This Plan of Conversion of the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus – The one or more documents used in offering the Subscription Shares.

Qualifying Deposit – The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, or (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

Resident – Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. For a corporation or other business entity to be a Resident, the principal place of business or headquarters of such entity must be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident of the Community. In all cases, however, such a determination shall be in the sole discretion of the Bank. A Person must be a “Resident” for purposes of determining whether such Person “resides” in the Community as such term is used in this Plan.

SEC – The United States Securities and Exchange Commission.

Special Meeting of Members – The special or annual meeting of Voting Members and any adjournments thereof held to consider and vote upon this Plan.

Subscription Offering – The offering of Subscription Shares to Participants.

Subscription Price – The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

Subscription Shares – Shares of Common Stock offered for sale in the Offering.

Supplemental Eligible Account Holder – Any Person, other than Officers and Directors of the Bank and the Holding Company and their Associates (unless the WDFI or the FDIC, as applicable, grants a waiver permitting an Officer or Director to be included), holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

Supplemental Eligibility Record Date – The date for determining Supplemental Eligible Account Holders, which shall be the last day preceding adoption of this Plan by the Bank’s Board of Directors.

Syndicated Community Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and the Community Offering, to members of the general public through a syndicate of broker-dealers. The Syndicated Community Offering may occur concurrently with the Subscription Offering and any Community Offering, or upon conclusion of the Subscription Offering and any Community Offering.

Tax-Qualified Employee Stock Benefit Plan – Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan that is not so qualified.

Voting Member – Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Bank pursuant to its charter and bylaws.

Voting Record Date – The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Members.

WDFI – The Wisconsin Department of Financial Institutions, Division of Banking.

3.	PROCEDURES FOR CONVERSION

A. After approval of this Plan by the Board of Directors of the Bank, this Plan and the transactions contemplated hereby, together with all other requisite material, shall be submitted to the Bank Regulators for approval. Notice of the adoption of this Plan by the Board of Directors of the Bank will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of this Plan will be made available at each office of the Bank for inspection by Members. The Bank also will publish notices of the filing of the Conversion Applications with the WDFI and FDIC and the filing of the Holding Company Application with the Federal Reserve.

Promptly following approval or non-objection by the Bank Regulators, this Plan and the transactions contemplated hereby will be submitted to a vote of the Voting Members at the Special Meeting of Members. The Bank will mail to all Voting Members, at their address appearing on the records of the Bank as of the Voting Record Date, a proxy statement in either long or summary form describing this Plan. The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares, subject to other provisions of this Plan. In addition, all Participants will receive, or will be given the opportunity to request by telephone or by letter addressed to the Bank’s Secretary, a copy of this Plan. Upon approval of this Plan by a majority of the total number of votes entitled to be cast by Voting Members, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

B. The period for the Subscription Offering will be not less than 20 days nor more than 45 days from the date Participants are first mailed a Prospectus and Order Form, unless extended. Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in a Community Offering and a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators and the SEC. All sales of shares of Common Stock must be completed within

45 days after the last day of the Subscription Offering, unless the offering period is extended by the Holding Company with the approval of the Bank Regulators. No single extension of more than 90 days will be granted. Within 10 days of the granting of an extension of time, each subscriber in the Offering shall be provided a prospectus supplement which shall notify each subscriber of the extension of time, and of the right of each subscriber to increase, decrease or rescind his or her subscription as permitted by applicable law and regulation.

C. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations: (1) the Bank will convert its charter to a Wisconsin stock savings bank charter, which authorizes the issuance of capital stock; (2) the Holding Company will purchase all of the capital stock issued by the Bank in connection with its conversion from mutual to stock form, for at least 50% of the net proceeds of the Offering; and (3) the Holding Company will issue the Common Stock in the Offering as provided in this Plan. The Holding Company shall have registered the issuance of the Subscription Shares with the SEC and any appropriate state securities authorities. Each of the steps set forth herein shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Holding Company and the Board of Directors of the Bank, and applicable Federal and state regulations and policy. Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

D. The Board of Directors of the Bank may determine for any reason at any time prior to the issuance of the Subscription Shares not to utilize a holding company form of organization in the Conversion. If the Board of Directors determines not to complete the Conversion utilizing a holding company form of organization, the stock of the Bank will be issued and sold in accordance with this Plan. In such case, the Holding Company’s registration statement will be withdrawn from the SEC, the Holding Company’s Holding Company Application will be withdrawn from the Federal Reserve, and the Bank will take steps necessary to complete the Conversion, including filing any necessary documents with the WDFI and FDIC and any other applicable state or Federal regulatory agencies and will issue and sell the Subscription Shares in accordance with this Plan. In such event, any subscriptions or orders received for Subscription Shares of the Holding Company shall be deemed to be subscriptions or orders for common stock of the Bank, and the Bank shall take such steps as permitted or required by the WDFI and FDIC and any other applicable state or Federal regulatory agencies.

E. Upon completion of the Conversion, the legal existence of the Bank shall not terminate but the stock Bank shall be a continuation of the entity of the mutual Bank and all property of the mutual Bank, including its right, title and interest in and to all property of whatever kind and nature, whether real, personal, or mixed, and things, and choses in action, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to it, or which would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed shall vest in the stock Bank. The stock Bank shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual Bank. The stock Bank at the time and the taking effect of the Conversion shall continue to have and succeed to all the rights, obligations and relations of the mutual Bank. All pending actions and other judicial or administrative proceedings to which the Bank was a party shall not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the stock Bank resulting from the Conversion may continue the actions in its name notwithstanding the Conversion. Upon completion of the Conversion, each Person having a Deposit Account at the Bank prior to the Conversion will continue to have a Deposit Account, without further payment therefor, in the same amount and subject to the same terms and conditions (except for voting and liquidation rights) as in effect prior to the Conversion. All of the Bank’s insured Deposit Accounts will continue to be insured by the FDIC to the extent provided by applicable law.

F. The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current offices of the Bank.

4.	APPLICATIONS AND APPROVALS

The Boards of Directors of the Holding Company and the Bank will take all necessary steps to convert the Bank to stock form, form the Holding Company and complete the Conversion. The Bank shall file Conversion Applications with the WDFI and FDIC, and the Holding Company shall file a Holding Company Application with the Federal Reserve and a registration statement with the SEC. The Bank and Holding Company intend to make any additional filings necessary to obtain all approvals required to complete the Conversion.

5.	SALE OF SUBSCRIPTION SHARES

The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the Prospectus and the Proxy Statement for the Special Meeting of Members. The Common Stock will not be insured by the FDIC or any government agency. The Bank will not extend credit to any Person to purchase shares of Common Stock.

Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering. The Subscription Offering may begin prior to the Special Meeting of Members and, in that event, the Community Offering also may begin prior to the Special Meeting of Members. The sale of Common Stock offered for sale prior to the Special Meeting of Members, however, is subject to the approval of this Plan by Voting Members.

If feasible, any shares of Common Stock remaining after the Subscription Offering, and the Community Offering should one be conducted, will be sold in a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any manner approved by the Bank Regulators that will achieve the widest distribution of the Common Stock. The issuance of Common Stock in the Subscription Offering and any Community Offering will be consummated simultaneously on the date of the sale of Common Stock in any Syndicated Community Offering or Firm Commitment Underwritten Offering, and only if the required minimum number of shares of Common Stock has been issued.

6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number of shares, or a range thereof, of Subscription Shares to be offered for sale in the Offering will be determined jointly by the Boards of Directors of the Bank and the Holding Company immediately prior to the commencement of the Subscription Offering, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range divided by the Subscription Price. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares. The number of Subscription Shares issued in the Offering will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price.

In the event that the Subscription Price multiplied by the number of Subscription Shares to be sold in the Offering is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of subscribers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank and the Holding Company shall establish, if all required regulatory approvals are obtained.

Notwithstanding the foregoing, Subscription Shares will not be issued unless, prior to the consummation of the Offering, the Independent Appraiser confirms to the Bank, the Holding Company and the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of Subscription Shares to be sold in the Offering multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, hold a new Offering, or take such other action as the Bank Regulators may permit.

The Common Stock to be issued in the Offering shall be fully paid and non-assessable.

7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering. The Offering proceeds will provide additional capital to the Holding Company and the Bank for future growth of the Bank’s assets, products and services in a highly competitive and regulated financial services environment, and would facilitate expansion through acquisitions of financial service organizations, diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by applicable Federal and state regulations and policy. Following the Conversion, the Bank may distribute additional capital to the Holding Company from time to time, subject to applicable regulations governing capital distributions.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A. Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $75,000 of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the provisions of Section 14.

B. In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on increased deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the Bank Regulators.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans of the Holding Company and the Bank shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Bank. Alternatively, if permitted by the Bank Regulators, the Employee Plans may purchase all or a portion of such shares in the open market after the Conversion.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A. Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $75,000 of Common Stock, 0.10% of the total number of shares of Common Stock issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans and to the purchase limitations specified in Section 14.

B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A. Each Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $75,000 of Common Stock or 0.10% of the total number of shares of Common Stock issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and to the purchase limitations specified in Section 14.

B. In the event that such Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

12.	COMMUNITY OFFERING

If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be offered for sale in the Community Offering through a direct community marketing program that may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons (including trusts of natural persons) residing in the Community, so that each Person in such category of the Community Offering may receive, to the extent possible, the lesser of 100 shares or the number of shares they ordered. In addition, orders received for shares in the Community Offering from natural persons (including trusts of natural persons) residing in the Community will be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated to Persons in such category of the Community Offering on an equal number of shares basis per order. In the event that orders for Common Stock from Community residents in the Community Offering are filled, but orders from the general public in the Community Offering exceed the number of shares available for sale among the general public, a similar allocation method will be used as for Community residents in the Community Offering.

The Holding Company shall use its best efforts consistent with this Plan to distribute Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Community Offering. Any Person may purchase up to $75,000 of Common Stock in the Community Offering, subject to the purchase limitations specified in Section 14.

13.	SYNDICATED COMMUNITY OFFERING AND/OR FIRM COMMITMENT UNDERWRITTEN OFFERING

If feasible, the Board of Directors may determine to offer Subscription Shares not sold in the Subscription Offering or the Community Offering, if any, in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Holding Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to $75,000 of Common Stock, subject to the purchase limitations specified in Section 14. Unless otherwise permitted by the Bank Regulators, orders received for shares in a

Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering at any time (including as soon as practicable after the termination of the Subscription Offering and any Community Offering), provided that the completion of the offer and sale of the Common Stock will be conditioned upon the approval of this Plan by Voting Members.

Alternatively, if feasible, the Board of Directors may determine to offer Subscription Shares not sold in the Subscription Offering and any Community Offering for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Holding Company, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time.

If for any reason a Syndicated Community Offering or Firm Commitment Underwritten Offering of shares of Common Stock not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription and Community Offerings or in a Syndicated Community Offering or Firm Commitment Underwritten Offering, if possible, the Holding Company will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

14.	LIMITATIONS ON PURCHASES

The following limitations shall apply to all purchases and issuances of shares of Subscription Shares:

A. The maximum number of shares of Common Stock that may be purchased in the Subscription Offering through a single Deposit Account is 5,000 shares. The maximum number of shares of Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert (“In Concert Group”) is $100,000 of the Subscription Shares sold, except that the Employee Plans may subscribe for up to 10% of the Subscription Shares sold. If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, would be in excess of the maximum number of shares permitted to be allocated to any In Concert Group as set forth in this section, the number of shares of Common Stock allocated to each Person that makes up such In Concert Group shall first be reduced to the lowest limitation applicable to each such Person and then the number of shares of Common Stock allocated to each such Person shall be reduced until the aggregate allocation to the In Concert Group complies with the limits of this section. The method of reducing the allocation of each Person in any In Concert Group shall be determined by the Holding Company in its sole discretion.

B. The maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate, shall not exceed 33% of the shares of Common Stock sold in the Offering.

C. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the Subscription Price exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

D. Depending upon market or financial conditions, the Board of Directors of the Holding Company, with the receipt of any required approvals of the Bank Regulators and without further approval of Voting Members, may decrease or increase any of the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5.0% of the shares sold in the Offering, except as provided below. If the Holding Company increases the maximum purchase limitation(s), the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and who indicated a desire to be resolicited on the Order Form, and may, in the sole discretion of the Holding Company, resolicit certain other large subscribers. In the event of such a resolicitation, the Holding Company shall have the right, in its sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Common Stock. Such persons will be prohibited from paying with a personal check, but the Holding Company may allow payment by wire transfer. In the event that a maximum purchase limitation is increased to 5.0% of the shares sold in the Offering, such limitation may be further increased to 9.99%, provided that orders for Common Stock exceeding 5.0% of the shares of Common Stock sold in the Offering shall not exceed in the aggregate 10.0% of the total shares of Common Stock sold in the Offering. Whether to fill any requests to purchase additional Subscription Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.

In the event of an increase in the total number of shares offered in the Offering due to an increase in the maximum of the Appraised Value Range of up to 15%, the additional shares may, at the discretion of the Holding Company, be used to fill the Employee Plans orders and then will be allocated in accordance with the purchase priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and employees of the Bank and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.	PAYMENT FOR SUBSCRIPTION SHARES

All payments for Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank, the Holding Company or an agent of the Bank or the Holding Company, as described in the Order Form, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Offering. Subscription funds will be held in a segregated account at the Bank.

Except as set forth in Section 14.D, payment for Common Stock subscribed for in the Subscription Offering and any Community Offering shall be made by personal check, money order or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account and will continue to earn interest therein, but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received by personal check, bank draft or money order will be paid by the Bank at not less than the passbook rate. Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from lending funds or otherwise extending credit to any Person for the purchase of stock in the Offering, and therefore, will not do so knowingly.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company and the Bank has been declared effective by the SEC, and the Bank Regulators have approved the Conversion, cleared the proxy statement to be provided to Voting Members and declared the Prospectus and other offering materials effective, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members

at their addresses appearing on the records of the Bank as of the Voting Record Date for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those other Persons to whom a Prospectus is delivered.

Each Order Form will be preceded or accompanied by a Prospectus describing the Holding Company, the Bank, the Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A. The Subscription Price per share for shares of Common Stock to be sold in the Offering;

B. A description of the minimum and maximum number of Subscription Shares that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;

C. A specified date by which all Order Forms must be received by the Bank or the Holding Company or its agent, which date shall be at least 20 days but not more than 45 days following the date on which the Order Forms are mailed to Participants by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such person elects to subscribe and the available alternative methods of payment therefor;

E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

F. A statement to the effect that all subscription rights are nontransferable, will become void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank or the Holding Company or its agent within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank);

G. A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company; and

H. Certain legends stating that subscription rights may not be transferred and that shares of the Common Stock are not deposits and are not insured or guaranteed by the Federal government, and a certification stating that the subscriber is purchasing the shares for his or her own account.

Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered or are not timely delivered by the United States Postal Service, (b) are not received back by the Holding Company or its agent or are received by the Holding Company or its agent after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, unless waived by the Holding Company, for the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of a corrected Order Form or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation of the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country; or in a State of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT

The Bank shall establish at the time of the Conversion, a Liquidation Account in an amount equal to the Bank’s total net worth as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. Following the Conversion, the Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.

In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Deposit Account Holders to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Bank’s capital stock. A merger, consolidation, sale of bulk assets, or similar combination or transaction with another FDIC-insured institution, in which the Bank is not the surviving institution, shall not be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Deposit Account Holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any annual fiscal closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual fiscal closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below the amount required for the Liquidation Account.

20.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

21.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A. All shares of Common Stock purchased by Directors or Officers, or an Associate of either, of the Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section 21 or as may be approved by the Bank Regulators, such shares may not be sold for a period of one year following the date of purchase in the Offering.

B. The restriction on disposition of Subscription Shares set forth above in this Section 21 shall not apply to the following:

(1)	Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate regulatory agencies; and

(2)	Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

C. With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

(1)	Each certificate representing shares restricted by this section shall bear a legend stating the restriction;

(2)	Instructions shall be issued to the stock transfer agent for the Holding Company with respect to applicable restrictions on transfer of any shares set forth in this section; and

(3)	Any shares of capital stock of the Holding Company issued as a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

22.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Bank Regulators, any outstanding shares of Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

23.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

24.	REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement that registration be maintained for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market maker to establish and maintain a market for the Common Stock and to list those securities on a national or regional securities exchange.

25.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling or an opinion of counsel with respect to Federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company or the Bank, or to the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

26.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B. The Holding Company and the Bank are authorized to enter into employment and other compensation agreements with their executive officers.

C. The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock plans and other Non-Tax-Qualified Employee Stock Benefit Plans no sooner than six months after the completion of the Conversion and Offering, provided that such stock plans conform to any applicable requirements of Federal regulations, and the Holding Company intends to implement such stock plans after the completion of the Conversion and Offering, subject to any necessary stockholder approvals.

27.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

A. For a period of five years from the date of completion of the Conversion, no person, other than the Holding Company or one or more Tax-Qualified Employee Stock Benefit Plans or Non-Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, may directly or indirectly, offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the WDFI. Nothing in this Plan shall prohibit the Holding Company from repurchasing its shares in compliance with applicable regulations.

B. In connection with the Conversion, the Bank will apply to the WDFI to amend its articles of incorporation and bylaws consistent with applicable state law and regulation. The Bank’s amended articles of incorporation and bylaws may contain WDFI approved anti-takeover provisions, such as a provision stipulating that no person, except the Holding Company or one or more Tax-Qualified Employee Stock Benefit Plans or Non-Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, for a period of five years following the completion of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security of the Bank, without the prior written approval of the WDFI. The Bank’s amended articles of incorporation may also provide that for a period of five years following the closing date of the Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the articles of incorporation may only be called by the Board of Directors, and stockholders shall not be permitted to cumulate their votes for the election of Directors.

C. The articles of incorporation of the Holding Company may contain a provision stipulating that in no event shall the record owners of any outstanding shares of Common Stock that are beneficially owned by a person who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the articles of incorporation and bylaws of the Holding Company may contain provisions that prohibit cumulative voting for the election of directors, provide for staggered terms for directors, limit the calling of special meetings, require supermajority shareholders votes to amend certain provisions of the articles of incorporation, allow the Board of Directors to issue preferred stock and increase the amount of authorized capital stock without shareholder approval, provide certain qualifications and restrictions for election as director and certain advance notice requirements for shareholders proposals and nominations.

D. Consistent with regulations applicable to mutual-to-stock conversions of federal mutual savings banks, for a period of three years from the date of consummation of the Conversion, no person, other than a holding company formed by the Bank, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the FDIC.

For the purposes of this Section 27.D.:

(1)	The term “person” includes an individual, a firm, a corporation or other entity;

(2)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in Section 2(a)(1) of the Securities Act of 1933, as amended.

28.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A. The Holding Company shall comply with any applicable regulation in connection with the repurchase of any shares of its capital stock following consummation of the Conversion.

B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account, or (ii) applicable Federal regulatory capital requirements.

29.	ARTICLES OF INCORPORATION AND BYLAWS

By voting to approve this Plan, Voting Members will be voting to adopt the articles of incorporation and bylaws for the Holding Company, and the stock articles of incorporation and bylaws of the Bank.

30.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The effective date of the Conversion shall be the date of the closing of the sale of all shares of the Common Stock after all requisite regulatory and Member approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing of the sale of all shares of Common Stock sold in the Offering shall occur simultaneously on the effective date of the closing.

31.	EXPENSES OF CONVERSION

The Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses are reasonable. A financial advisor may receive a fee or commission with respect to shares of Common Stock sold in the Subscription Offering.

32.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be amended as a result of comments from the Bank Regulators or the SEC or otherwise at any time prior to solicitation of proxies from Voting Members to vote on this Plan by the Board of Directors of the Bank, and at any later time by the Board of Directors of the Bank with the approval of the Bank Regulators. Any amendment to this Plan made after approval by Voting Members with the approval of the Bank Regulators shall not require further approval by Voting Members unless otherwise required by the Bank Regulators. The Board of Directors of the Bank may terminate this Plan at any time prior to the Special Meeting of Members to vote on this Plan, and at any time thereafter with the concurrence of the Bank Regulators.

By adopting this Plan, Voting Members of the Bank authorize the Board of Directors of the Bank to amend or terminate this Plan under the circumstances set forth in this Section 32.

33.	CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A. Prior receipt by the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 25;

B. The issuance of at least the minimum number of Subscription Shares offered in the Offering; and

C. The completion of the Conversion within the time period specified in Section 3.

34.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the Bank Regulators.

Dated: June 4, 2013, as amended and restated January 27, 2014